Power of Attorney


STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, personally appeared CHARLES R. CLOSE, who being by me duly sworn deposed and stated as follows:

My name is CHARLES R. CLOSE. I am of sound mind, over twenty-one years of age, and fully capable of making this affidavit. I have never been convicted of a crime involving moral turpitude. All of the matters set forth herein are true and correct and within my personal knowledge.

I, CHARLES R. CLOSE, as a duly elected director of Adair International Oil and Gas, Inc., a Texas corporation, (the Company) grant the following power of attorney.

I hereby grant to either the Chief Executive Officer, President or Chief Financial Officer of the Company, now serving or hereinafter appointed, including without limitation Chris A. Dittmar and Richard G. Boyce, a power of attorney to sign and file on my behalf such forms as may be necessary for me to file with the Securities and Exchange Commission, including without limitation Forms 3, 4, 13, 10Q and 10K.

Further, this power of attorney authorizes all such individuals specified above to obtain filing codes from the Securities and Exchange Commission on my behalf, including without limitation, CIK, CCC and password codes.

This power of attorney shall remain in effect until withdrawn by me in writing as to a specific individual or individuals or in whole.

Further affiant sayeth not.

					/s/ Charles R. Close

SUBSCRIBED AND SWORN TO BEFORE ME on this the 16 day of
Septmeber, 2003.

					/s/ Kathy Grizzaffi
					Notary Public in and for
					The State of Texas

					Kathy Grizzaffi
					Printed Name of Notary